Exhibit 10.4

EXECUTION COPY

Dated May 8, 2006

DANAHER EUROPEAN FINANCE S.A.

as Issuer

DANAHER CORPORATION

as Guarantor

and

DEUTSCHE BANK AG, LONDON BRANCH

as Issuing and Paying Agent

ISSUING AND PAYING AGENCY AGREEMENT

relating to a U.S.$ 2,200,000,000

EURO-COMMERCIAL PAPER PROGRAMME

THIS AGREEMENT is made on May 8, 2006:

AMONG:

(1)	DANAHER EUROPEAN FINANCE S.A., a société anonyme incorporated on May 5, 2006 under the laws of Luxembourg, having its registered seat at 23, avenue Monterey, L-2086 Luxembourg, in process of being registered with the Luxembourg Trade and Companies Register (the “Issuer”);

(2)	DANAHER CORPORATION, a Delaware corporation, having its principal offices located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006 (the “Guarantor”); and

(3)	DEUTSCHE BANK AG, LONDON BRANCH, having its registered office at Winchester House, 1 Great Winchester Street, London EC2N 2DB (the “Issuing and Paying Agent” which term shall include any other issuing and paying agent appointed by the Issuer on the terms hereof).

WHEREAS

(A)	The Issuer has established a programme (the “Programme”) for the issuance of euro-commercial paper by it in connection with which it has entered into a dealer agreement (as amended, supplemented and/or restated from time to time, the “Dealer Agreement”) dated the date hereof and made between the Issuer, the Guarantor and the dealers from time to time party thereto (together, the “Dealers” and each a “Dealer”) pursuant to which the Issuer may from time to time be required to issue Notes (as defined below).

(B)	The Guarantor has authorised the giving of a guarantee in relation to the Notes issued by the Issuer (the “Guarantee”).

(C)	The parties hereto wish to record the arrangements agreed between them in relation to the Notes to be issued under the Programme and pursuant to this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions Capitalised terms used in this Agreement but not defined in this Agreement shall, unless the context requires otherwise, have the meanings given to them in the Dealer Agreement and the following terms shall have the following meanings:

“Agent” means the Issuing and Paying Agent and any successor or additional agent appointed by the Issuer and/or the Guarantor in accordance with Clause 13 (Changes in Agent);

“Business Day” means, except where the context requires otherwise, a day (other than a Saturday or Sunday) on which:

(i)	in relation to an issue in euro, commercial banks are open for business in the place where the specified office of the Issuing and Paying Agent is located and which is a TARGET Business Day (as defined below), provided that if the Issuing and

Paying Agent determines with the agreement of the Issuer and the Guarantor that the market practice in respect of euro denominated internationally offered securities is different from that specified above, the above shall be deemed to be amended so as to comply with such market practice and the Issuing and Paying Agent shall procure that a notice of such amendment is published not less than 15 days prior to the date on which any payment in euro falls due to be made in such manner as the Issuing and Paying Agent may determine; or

(ii)	in relation to an issue in a currency other than euro, commercial banks are open for business in the place where the specified office of the Issuing and Paying Agent is located and (if payment is to be made in a Specified Currency on that day under this Agreement) in the principal financial centre of that Specified Currency; and

(b)	Euroclear and Clearstream, Luxembourg are in operation.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, having its registered office in L-1855 Luxembourg, 42, avenue J.F. Kennedy, registered in the trade register of Luxembourg under number B 9.248 or any successor thereto;

“Common Depositary” means, in relation to any Notes, a depositary common to Euroclear and Clearstream, Luxembourg;

“Conditions” means in respect of the Notes the terms and conditions applicable thereto;

“Deed of Covenant” means the deed of covenant, dated the date of this Agreement, executed by the Issuer in respect of Global Notes issued pursuant to this Agreement, as such deed may be amended or supplemented from time to time;

“Definitive Note” means a security printed Note in definitive form substantially in the form set out in Schedule A-1 or A-2;

“Euro” and “€” means the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended; and “Euro Note” means a Note denominated in Euros;

“Euroclear” means Euroclear Bank S.A./N.V. as operator of the Euroclear system or any successor thereto;

“Euroclear France” means Euroclear France S.A. as operator of the Euroclear France clearing system or any successor thereto;

“Global Note” means a Note in global form, representing an issue of promissory notes of a like maturity which may be issued by the Issuer or the Guarantor from time to time pursuant to this Agreement substantially in the form set out in Schedule B;

“GPR” means the Global Programme Reporting System, a secure internet based reporting/confirmation system offered by Deutsche Bank AG, London Branch to its debt programme clients or any successor system offered by Deutsche Bank AG, London Branch;

“Issue Date” means a date on which a Note is, or is to be, issued hereunder as may be agreed by the Issuer or the Guarantor and the relevant Dealer;

“local time” means, in relation to any payment, the time in the city in which the Issuing and Paying Agent or the relevant branch or office thereof is located;

“Luxembourg Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in Luxembourg;

“Maximum Amount” means US$2,200,000,000 or the equivalent amount denominated in any currency other than U.S. dollars when taken together with the principal amount outstanding from time to time under the Guarantor’s U.S. commercial paper program, as may be increased from time to time pursuant to the Dealer Agreement;

“Maturity Date” means, in relation to any Note, the date of the maturity of that Note in accordance with its terms;

“Note” means a commercial paper note issued by the Issuer or the Guarantor and purchased or to be purchased by a Dealer under the Dealer Agreement, in definitive or global form, substantially in the relevant form scheduled hereto or such other form as may be agreed from time to time between the Issuer, the Guarantor and the Issuing and Paying Agent and, unless the context otherwise requires, includes the commercial paper notes represented by the Global Notes;

“specified office” means, in relation to any Agent, the office specified against its name on the signature page hereof or, in the case of an Agent not originally party hereto, specified in its terms of appointment or such other office in the same city or town as such Agent may specify by notice to the Issuer, the Guarantor and the other parties hereto in accordance with Clause 13.8;

“Sterling” and “£” denote the lawful currency of the United Kingdom; and “Sterling Note” means a Note denominated in Sterling;

“TARGET Business Day” means a day on which the Trans–European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, is open; and

“Yen” and “¥” denote the lawful currency of Japan; and “Yen Note” means a note denominated in Yen.

1.2	Headings Headings shall be ignored in construing this Agreement.

1.3	Contracts References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time in relation to the Programme and include any document which amends, supplements or replaces them.

1.4	Schedule The Schedules are part of this Agreement and have effect accordingly and terms defined there and not in the main body of this Agreement shall have the meaning given to them there.

1.5	Alternative Clearing System References in this Agreement to Euroclear, Euroclear France and/or Clearstream, Luxembourg shall, as the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer, the Guarantor and the Issuing and Paying Agent.

1.6	Plurality Words denoting the singular shall include the plural and vice versa.

2.	APPOINTMENT OF THE AGENTS

2.1	The Issuer and the Guarantor hereby appoint Deutsche Bank AG, London Branch, and Deutsche Bank AG, London Branch agrees to act as Issuing and Paying Agent in respect of the Notes in accordance with the terms and conditions set out herein.

2.2	The Issuing and Paying Agent shall have the powers and authorities granted to and conferred upon it by this Agreement and such further powers and authorities to act on behalf of the Issuer and the Guarantor that the Issuer and the Guarantor may grant to it and as are reasonably acceptable to the Issuing and Paying Agent.

2.3	The Issuer and the Guarantor agree that Notes may be completed, issued, authenticated, delivered, kept and generally handled by the Issuing and Paying Agent on the instructions of the Issuer or the Guarantor in the manner contemplated by this Agreement.

2.4	In the case of floating rate interest bearing and Index-Linked Notes, the Issuing and Paying Agent agrees to make the determinations and carry out the other duties ascribed to it as Calculation Agent pursuant to the Conditions of such Notes (including, in the case of Index-Linked Notes, determining the redemption amount of and/or, if applicable, the amount of interest payable on, each such Note in accordance with the redemption calculation thereto) unless (i) (in the case of Index-Linked Notes) the relevant Dealer has agreed with the Issuer or the Guarantor to act as Calculation Agent or (ii) (in any case) the Issuing and Paying Agent has informed the Issuer or the Guarantor that it does not wish to be appointed as Calculation Agent within two Business Days of having been so notified. The Calculation Agent shall as soon as it has made its determination (and in any event, no later than the close of business on the date on which the determination is made) notify the Issuer, the Guarantor and the Issuing and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or if applicable the amount of interest so payable.

2.5	Any reference herein to the “Issuing and Paying Agent” or its “specified office” shall be deemed to include such other agent or office of the Issuing and Paying Agent (as the case may be) as may be appointed or specified from time to time hereunder.

3.	THE NOTES

3.1	Each Note issued hereunder shall be:

(i) substantially in the relevant form scheduled hereto or, as the case may be, such other form as may be agreed between the Issuer, the Guarantor and the Issuing and Paying Agent from time to time;

(ii) duly executed manually or in facsimile on behalf of the Issuer or the Guarantor, as the case may be; and

(iii) authenticated manually or electronically by an authorised signatory of the Issuing and Paying Agent.

3.2	The Issuer, failing whom the Guarantor, shall procure that a sufficient quantity of executed but unauthenticated Notes are at all times available to the Issuing and Paying Agent for the purpose of issue hereunder. The Issuing and Paying Agent shall notify the Issuer or the Guarantor, as the case may be, forthwith on request of the quantity of Notes which are at the date of such request held by it.

3.3	The Issuer or the Guarantor, as the case may be, may use the manual or facsimile signature on any Note of any person who on the date of preparation or printing of such Note was duly authorised to execute such Note on behalf of the Issuer or the Guarantor, as the case may be, notwithstanding that at the date of issue of the relevant Note such person may for any reason (including death) no longer be so authorised. The Issuer or the Guarantor, as the case may be, may change the name of any person whose manual or facsimile signature is to appear on the Notes to bind the Issuer or the Guarantor, as the case may be, by delivering to the Issuing and Paying Agent, no later than 30 days before the first date on which there are to be issued Notes in respect of which such replacement manual or facsimile signature is to be used, a copy of such replacement signature in such form as the Issuing and Paying Agent may require.

3.4	In the event that a person who has signed any master Global Note or master Definitive Note held by the Issuing and Paying Agent on behalf of the Issuer or the Guarantor, as the case may be, ceases to be authorised, the Issuing and Paying Agent shall (unless the Issuer or the Guarantor, as the case may be, gives notice to the Issuing and Paying Agent that Notes signed by that person do not constitute valid and binding obligations of the Issuer or the Guarantor, as the case may be, or otherwise until replacements have been provided to the Issuing and Paying Agent) continue to have authority to issue any such Notes signed by that person and the Issuer, failing whom the Guarantor, hereby warrants to the Issuing and Paying Agent that such Notes shall be valid and binding obligations of the Issuer or the Guarantor, as the case may be. Promptly upon such person ceasing to be authorised, the Issuer, failing whom the Guarantor, shall provide the Issuing and Paying Agent with replacement master Notes and the Issuing and Paying Agent shall upon receipt of such replacements, cancel and destroy the master Notes held by them which are signed by such person and shall provide to the Issuer or the Guarantor, as the case may be, a certificate of destruction in respect thereof specifying the master Notes so cancelled and destroyed.

4.	ISSUE OF NOTES

4.1	Preconditions to Issue The Issuer, failing whom the Guarantor, shall (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 2.00 p.m. (London time) two Business Days prior to the proposed Issue Date, (ii) 12.00 noon (London time) on the proposed Issue Date (in the case of Sterling Definitive Notes); or (iii) in the case of Notes denominated in euros to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on the proposed Issue Date (or such later time or date as may subsequently be agreed between the Issuer, failing whom the Guarantor, and the Issuing and Paying Agent) give to the Issuing and Paying Agent (by fax or through GPR) details of any Notes to be issued by it under this Agreement and all such other information as the Issuing and Paying Agent may require for it to carry out its functions as contemplated by this clause 4.1 and the Issuing and Paying Agent shall thereupon be authorised to complete a Global Note of the appropriate aggregate principal amount of such Notes by inserting in the appropriate place on the face of each Note, inter alia, the dates on which such Note shall be issued and shall mature and otherwise completing and authenticating the same. For the purposes of this clause 4.1, the Issuing and Paying Agent may, if it considers it appropriate in the circumstances, treat a telephone communication from a person who it reasonably believes to have been duly authorised by the Issuer, failing whom the Guarantor, as sufficient instructions and authority from the Issuer or the Guarantor, as the case may be, to act in accordance with the provisions of this clause 4.1, and the Issuer, failing whom the Guarantor, shall confirm such communication in writing no later than the relevant time referred to above or by such later time as may be agreed by the Issuer and the Issuing and Paying Agent. For the avoidance of doubt, when treating a telephone communication as sufficient instructions, the Issuing and Paying Agent shall continue to benefit from all the protections afforded to it under this Agreement.

4.2	Notification If any such Notes as are mentioned in clause 4.1 (Preconditions to Issue) are not to be issued on any Issue Date following the notification in accordance with clause 4.1, the Issuer, failing whom the Guarantor, shall immediately notify the Issuing and Paying Agent (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 4.00 p.m. (London time) two Business Days prior to such proposed Issue Date, (ii) 12.00 noon (London time) on the proposed issue date (in the case of Sterling Definitive Notes); or (iii) in the case of Notes to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on the proposed Issue Date. Upon receipt of such notice the Issuing and Paying Agent shall not thereafter issue or release the relevant Notes, but shall cancel and, unless otherwise instructed by the Issuer or the Guarantor, as the case may be, destroy any relevant Note which has been duly completed by it for issue (whether authenticated or not).

4.3	Issue of Definitive Notes and Global Notes Upon notification by telephone or fax from the Dealer who has arranged to purchase or procure the purchase of Notes from the Issuer, failing whom the Guarantor, (such notification to be received in sufficient time to enable delivery to be made as contemplated herein and (i) in the case of Notes to be settled through Euroclear and/or Clearstream, Luxembourg, by no later than 10.00 a.m. (London time) two Business Day’s prior to the proposed Issue Date (ii) 12.00 noon (London time) on the proposed Issue Date (in the case of Sterling Definitive Notes), or (iii) in the case of Notes denominated in euros to be settled through Euroclear France, by no later than 12.00 noon (Paris time) on, the relevant Issue Date, or such later time as may be agreed between the Issuing and Paying Agent and the relevant Dealer) substantially in the form set out in Schedule A-1, A-2, or B of this Agreement that payment by it to the Issuer or the Guarantor, as the case may be, of the purchase price of any Note has been or will be duly made and (if applicable) of details of the securities account hereinafter referred to, the Issuing and Paying Agent shall deliver duly authenticated Notes (i) in the case of Notes to be cleared through Euroclear and/or Clearstream, Luxembourg or any other clearing system other than Euroclear France, deliver such Note on the Business Day immediately preceding its issue date to or to the order of Euroclear and/or Clearstream, Luxembourg (which may be by delivery to the Common Depositary) and/or such other clearing system, for credit on the issue date of such Note to such securities account as shall have been notified to it; or (ii) in the case of Notes to be cleared through Euroclear France, deliver such Note by 1.30 p.m. (Paris time) on the proposed issue date to or to the order of Euroclear France (which may be by delivery to the sub-depositary to the Common Depositary) for credit on the issue date of such Note to such securities account as shall have been notified to it; or (iii) if no such details are given, or, in the case of Sterling Definitive Notes, make the same available on its issue date for collection at its specified office in London. The foregoing obligation is subject to the Issuing and Paying Agent not having received a notice in accordance with the provisions of clause 4.2 (Notification).

4.4	Instructions to Clearing System The Issuing and Paying Agent shall (if applicable) give instructions to the relevant clearing system to credit the Notes to the Issuing and Paying Agent’s distribution account. Each Note credited to the Issuing and Paying Agent’s distribution account with the relevant clearing system following the delivery of the Notes in accordance with Clause 4.3 above shall be held to the order of the Issuer or the Guarantor, as the case may be, pending delivery to the relevant Dealer on a delivery against payment basis in accordance with the normal procedures of the relevant clearing system. The Issuing and Paying Agent shall on the issue date and against receipt of funds from the relevant Dealer transfer the proceeds of issue to the Issuer or the Guarantor, as the case may be, to the relevant account notified by the Issuer or the Guarantor, as the case may be, to the Issuing and Paying Agent in accordance with Clause 4.1 above.

4.5	Defaulted Note If on the issue date the relevant Dealer does not pay the subscription price due from it in respect of any Note (the “Defaulted Note”) and as a result the Defaulted Note remains in the Issuing and Paying Agent’s distribution account with the relevant clearing system after the issue date (rather than being credited to the Dealer’s account against payment), the Issuing and Paying Agent will continue to hold the Defaulted Note to the order of the Issuer or the Guarantor, as the case may be.

4.6	Delivery of Definitive Notes The Issuer or the Guarantor, as the case may be, hereby authorises and instructs the Issuing and Paying Agent to complete, authenticate and deliver on its behalf Definitive Notes in accordance with the terms of any Global Note presented to the Issuing and Paying Agent for exchange in whole (but not in part only).

4.7	Prior Notice The Issuer, failing whom the Guarantor, will give at least 10 days’ prior written notice to the Issuing and Paying Agent of a change in the Maximum Amount of Notes which may be issued under the Dealer Agreement.

4.8	Notification of Change of Appointment of Dealer The Issuer, failing whom the Guarantor, will promptly notify the Issuing and Paying Agent of the appointment, resignation, or termination of the appointment of any Dealer under the Dealer Agreement. If the notification is in respect of the appointment of a new Dealer, the Issuer, failing whom the Guarantor, will notify the Issuing and Paying Agent two business days prior to the issue of any Notes.

4.9	Advance Payment If the Issuing and Paying Agent pays an amount (the “Advance”) to the Issuer or the Guarantor, as the case may be, on the basis that a payment (the “Payment”) has been, or will be, received from any Dealer or any other person, and if the Payment has not been, or is not, received by the Issuing and Paying Agent on the date the Issuing and Paying Agent pays the Advance to the Issuer, the Issuer, failing whom the Guarantor, shall on demand reimburse the Issuing and Paying Agent the Advance and pay interest thereon from (and including) the date on which it is paid out to (but excluding) the earlier of the date of reimbursement of the Advance in full or receipt by the Issuing and Paying Agent of the Advance in full at the rate per annum equal to the cost to the Issuing and Paying Agent of funding such Advance plus one percent per annum as certified by the Issuing and Paying Agent to the Issuer or the Guarantor, as the case may be. Such interest shall accrue daily. For the avoidance of doubt, the Issuing and Paying Agent shall not be obliged to pay any Advance to the Issuer or the Guarantor, as the case may be, if it has not received confirmation satisfactory to it that it is to receive a Payment from the relevant person.

4.10	Particulars of Notes To the extent such information is not available to the Issuer or the Guarantor, as the case may be, through GPR and upon the request of the Issuer or the Guarantor, as the case may be, as soon as practicable after the date of issue of any Notes, the Issuing and Paying Agent shall deliver to the Issuer or the Guarantor, as the case may be, particulars of (a) the number and aggregate principal amount of the Notes completed, authenticated and delivered by it, or made available by it for collection, on such date, (b) the issue date and the maturity date of such Notes and (c) the series and serial numbers of all such Notes (if requested).

4.11	Notifications and Filings with Central Bank or Regulatory Authority The Issuer, failing whom the Guarantor, hereby authorises and instructs the Issuing and Paying Agent to make all necessary notifications to and filings with any relevant central bank or regulatory authority, including the Bank of England (in respect of Sterling Notes), and the Japanese Ministry of Finance (in respect of Yen Notes).

4.12	Agent as Banker

(a)	The Issuing and Paying Agent shall be entitled to deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that:

(i)	It shall not be entitled to exercise any lien, right of set off or similar claim in respect thereof; and

(ii)	It shall not be liable to any person for interest on any sums held by it under this Agreement

(b)	No money held by the Issuing and Paying Agent need be segregated except as required by law.

5.	PAYMENTS

5.1	Payment to Issuing and Paying Agent The Issuer and the Guarantor (jointly and severally) undertake in respect of each Note issued by the Issuer, failing whom the Guarantor, to pay, in the currency in which such Note is denominated, not later than 10.00 am in the jurisdiction in which the account is located on the maturity date (or by such earlier time as may be determined by the Issuing and Paying Agent in accordance with the final sentence of this Clause 5.1) or any relevant interest payment date of each Note, an amount sufficient to pay the full amount payable on such date by way of principal interest or otherwise in respect thereof:

(a)	in the case of Sterling Notes, by transfer of same day value Sterling funds to such account of the Issuing and Paying Agent at such bank in London as the Issuing and Paying Agent may from time to time designate for the purpose;

(b)	in the case of Euro Notes, by transfer of same day value Euro funds to such account of the Issuing and Paying Agent as the Issuing and Paying Agent may from time to time designate for the purpose; and

(c)	in the case of Notes denominated in any other currency, by transfer of immediately available and freely transferable funds in such other currency to such account of the Issuing and Paying Agent at such bank in the principal financial centre for such other currency as the Issuing and Paying Agent may from time to time designate for the purpose, or, in each case, by such other form of transfer as may be agreed between the Issuer, failing whom the Guarantor, and the Issuing and Paying Agent. If the Issuing and Paying Agent determines in its absolute discretion that the payment in accordance with this Clause 5.1 is required to be made earlier, it will provide to the Issuer or the Guarantor, as the case may be, not less than 30 days prior notice in writing of such requirement.

5.2	Preadvice of Payment The Issuer and/or the Guarantor shall ensure that no later than 12.00 noon (local time) on the second Business Day preceding the date on which any payment is to be made to the Issuing and Paying Agent pursuant to clause 5.1 (Payment to the Issuing and Paying Agent), the Issuing and Paying Agent shall receive confirmation that it has issued an irrevocable instruction for payment of such amount to be made to the Issuing and Paying Agent, to include confirmation of the relevant account details, the amount to be paid and the value date for such payment.

5.3	Late Payment If the Issuing and Paying Agent has not received the full amount payable in respect of any Note on its Maturity Date or the relevant interest payment date but receives, or is satisfied that it will receive, the full amount later, it may, in its sole discretion and in respect of which it is under no obligation, as paying agent of the Issuer or the Guarantor, as the case may be, pay on behalf of the Issuer or the Guarantor, as the case may be, on or after each due date for payment the amount due to be paid on surrender or presentation of the Notes in accordance with their terms.

If the Issuing and Paying Agent makes such payment on behalf of the Issuer and/or the Guarantor under this clause 5.3 at a time when it has not received payment in full in respect of the relevant Notes in accordance with clause 5.1 (Payment to the Issuing and Paying Agent) (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Issuer and/or the Guarantor shall be liable on demand by the Issuing and Paying Agent to pay to the Issuing and Paying Agent the Shortfall plus interest (at a rate quoted at that time by the Issuing and Paying Agent as its cost of funding the Shortfall (plus one per cent. per annum) as certified by the Issuing and Paying Agent to the Issuer and the Guarantor. Such interest shall accrue daily.

5.4	Payments by the Issuing and Paying Agent

(a)	The Issuer and the Guarantor hereby authorise and direct the Issuing and Paying Agent to make all payments on the Notes presented to the Issuing and Paying Agent to the holder or holders of those Notes in accordance with the Notes and this Agreement from the amount paid to it under Clause 5 (Payments).

(b)	The Issuing and Paying Agent undertakes to make such payments provided that it has identified that it has previously received actual payment from the Issuer and/or the Guarantor under clause 5.1 (Payment to the Issuing and Paying Agent).

(c)	If for any reason the Issuing and Paying Agent considers that the amounts to be received under Clause 5.1 (Payment to the Issuing and Paying Agent) will be, or the amounts actually received are, insufficient to satisfy all claims in respect of all payments the Issuing and Paying Agent shall not be obliged to pay any such claims until it has received the full amount of all payments.

5.5	Partial Payment If at any time the Issuing and Paying Agent makes a partial payment in respect of any Note presented to it, it shall (at the expense of the Issuer and/or the Guarantor) procure that a statement indicating the date and amount of such payment is written or stamped on the face of such Note and shall forthwith notify the Issuer, or the Guarantor, as the case may be, thereof.

5.6	Payments to holders of the Notes shall not be made to an address or a bank account maintained within the United States or its possessions; the Notes may not be presented for payment within the United States or its possessions; and demand for payments under the Notes may not be made within the United States or its possessions.

6.	ISSUE OF REPLACEMENT NOTES

6.1	Replacement The Issuing and Paying Agent shall, on receipt of written request, issue and authenticate any replacement Notes in place of Notes which have been lost, stolen, mutilated, defaced or destroyed. The Issuer, failing whom the Guarantor, shall provide the Issuing and Paying Agent with sufficient executed but uncompleted and unauthenticated Notes for such purpose.

6.2	Pre-conditions to Issue of Replacement Notes The Issuing and Paying Agent shall not issue, complete or authenticate any replacement Note unless and until the applicant therefor shall have:

(a)	paid such costs as may be incurred by the Issuer, the Guarantor and the Issuing and Paying Agent;

(b)	furnished the Issuer or the Guarantor, as the case may be, and the Issuing and Paying Agent with the series number and denomination of any Note lost or stolen along with such evidence and indemnity as the Issuer, the Guarantor and the Issuing and Paying Agent may require; and

(c)	surrendered any mutilated or defaced Notes.

Replacement Notes shall be delivered to Euroclear, Euroclear France or Clearstream, Luxembourg as applicable for credit to such account as the applicant may require or, at the option and expense of such applicant, to such other account or in such other manner as such applicant may direct.

6.3	Cancellation The Issuing and Paying Agent shall cancel and, unless otherwise instructed by the Issuer or the Guarantor, as the case may be, destroy any mutilated or defaced Notes replaced and shall inform the Issuer or the Guarantor, as the case may be, and (if applicable) any other Agents of the certificate numbers, denominations, Issue Dates and Maturity Dates of any replacement Notes issued and the certificate numbers (if known), denominations, Issue Dates and Maturity Dates of the replaced Notes and of the dates of their cancellation and destruction.

6.4	Arrangements as to Replacements The Issuer or the Guarantor, as the case may be, may from time to time with the approval, where appropriate, of the Issuing and Paying Agent (such approval not to be unreasonably withheld) make arrangements as to the replacement of Notes which shall have been lost, stolen, mutilated, defaced or destroyed, and the forms and evidence to be provided (including (without limitation) arrangements as to evidence of title, costs, delivery and indemnity). All such replacements will be made subject to such arrangements.

7.	CANCELLATION, DESTRUCTION, RECORDS AND SAFEKEEPING

7.1	Cancellation All Notes which mature and are paid in full shall be cancelled forthwith by the Issuing and Paying Agent. The Issuing and Paying Agent shall, unless the Issuer or the Guarantor otherwise directs, destroy the cancelled Notes, and as soon as reasonably practicable after each Maturity Date if so requested, furnish the Issuer and the Guarantor with particulars of the aggregate principal amount of the Notes which have been destroyed since the last certification so furnished and the series and certificate numbers of all such destroyed Notes.

7.2	Records The Issuing and Paying Agent shall keep and make available at all reasonable times to the Issuer and the Guarantor a full and complete record of all Notes and of their issue, payment, replacement, cancellation and destruction and, in the case of Global Notes, their exchange for Definitive Notes but the Issuing and Paying Agent shall have no liability for any failure to comply herewith if the information required to be provided to it has not been provided by the Issuer or the Guarantor.

7.3	Safekeeping The Issuing and Paying Agent shall maintain in safekeeping all forms of Notes delivered to and held by it hereunder and shall ensure that the same are only completed, authenticated and delivered or made available in accordance with the terms hereof.

7.4	Inspection The Issuing and Paying Agent shall, upon reasonable prior notice, make available for inspection during its normal office hours at its specified office copies of this Agreement, the Guarantee and the Deed of Covenant. The Deed of Covenant will be held by the Issuing and Paying Agent on behalf of the persons having rights thereunder as provided therein.

8.	APPOINTMENT AND DUTIES OF THE CALCULATION AGENT

8.1	Appointment If the Issuer, failing whom the Guarantor, issues Index Linked Notes and the Issuer and the Guarantor appoint the Issuing and Paying Agent as the Calculation Agent with respect thereto pursuant to Section 2.6.2 of the Dealer Agreement, the Issuing and Paying Agent may accept such appointment subject to the terms and conditions of this Section 8.

8.2	General Duty If the Issuing and Paying Agent accepts its appointment as Calculation Agent in relation to such Notes, then it agrees to comply with the provisions of this Agreement and the relevant Notes. The Issuing and Paying Agent acknowledges and agrees that it may be appointed as Calculation Agent in respect of each issue of Index Linked Notes unless the Dealer (or one of the Dealers) through whom such Notes are issued has agreed with the Issuer and the Guarantor to act as Calculation Agent or the Issuer and Guarantor otherwise agrees to appoint another institution as Calculation Agent.

8.3	Redemption Amount The Calculation Agent shall in respect of each issue of Index Linked Notes in relation to which it is appointed as such, determine the redemption amount of, and/or, if applicable, the amount of interest payable on, each Index Linked Note in accordance with the redemption calculation applicable thereto. The Calculation Agent shall as soon as it has made its determination as provided for in this Clause 8.3 above (and, in any event, no later than the close of business on the date on which the determination is made) notify the Issuer, the Guarantor and the Issuing and Paying Agent (if other than the Calculation Agent) of the redemption amount and/or, if applicable the amount of interest so payable

9.	FEES AND EXPENSES

9.1	Fees The Issuer and the Guarantor (jointly and severally) undertake to pay such fees and expenses in respect of the Issuing and Paying Agent’s services under this Agreement as are set out in a letter of even date herewith from the Issuing and Paying Agent to the Issuer and the Guarantor, and countersigned by the Issuer and the Guarantor at the time and in accordance with the manner stated therein.

9.2	Stamp, registration and other taxes and duties The Issuer and the Guarantor (jointly and severally) undertake to pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) to which this Agreement or the issue of any Notes may be subject.

9.3	Expenses The Issuer and the Guarantor (jointly and severally) undertake to pay on demand all out-of-pocket expenses (including without limitation legal, advertising and postage expenses) properly incurred by the Agent in connection with its services under this Agreement.

9.4	No deduction or withholding All payments by the Issuer and the Guarantor under this clause shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer and the Guarantor shall pay such additional amounts as will result in receipt by the Issuing and Paying Agent of such amounts as would have been received by it if no such withholdings had been required.

10.	INDEMNITY

10.1	By Issuer and Guarantor The Issuer and the Guarantor (jointly and severally) shall indemnify the Issuing and Paying Agent for an amount equal to any loss, liability, cost, tax (including stamp duty) claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Issuing and Paying Agent or any of its directors, officers, employees, agents and controlling persons may incur arising out of or in relation to or in connection with its appointment or the exercise of its functions hereunder, except such as may result from a breach by it of this Agreement or its own negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

10.2	By Issuing and Paying Agent and the Calculation Agent The Issuing and Paying Agent and the Calculation Agent shall severally indemnify the Issuer and the Guarantor for an amount equal to any loss, liability, cost, tax (including stamp duty) claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Issuer, the Guarantor or any of the directors, officers, employees, agents and controlling persons of the Issuer or the Guarantor may incur as a result of the breach by the Issuing and Paying Agent of this Agreement or the Issuing and Paying Agent’s negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

10.3	Survival The indemnities contained in this clause 10 shall survive the termination or expiry of this Agreement.

11.	LIMITATION OF LIABILITY

The Issuing and Paying Agent shall not be liable for any loss caused by events beyond the Issuing and Paying Agent’s reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or events of force majeure. Nothing in this Agreement limits or excludes a party’s liability: (i) for fraud or wilful default; or (ii) for death or personal injury caused by its negligence.

12.	TERMS OF APPOINTMENT

12.1	Delivery of Documents Prior to the first issue of the Notes, the Issuer and the Guarantor shall supply to the Issuing and Paying Agent copies of all conditions precedent documents required to be delivered pursuant to the Dealer Agreement. The Issuer and the Guarantor shall provide the Issuing and Paying Agent with a copy of the certified list of persons authorised to take action on behalf of the Issuer or the Guarantor in connection with this Agreement and shall notify the Issuing and Paying Agent immediately in writing if any such person ceases to be so authorised or if any additional person becomes so authorised.

12.2	No Agency or Trust The Issuing and Paying Agent shall act solely as agent of the Issuer and the Guarantor and shall not have any obligation towards or relationship of agency or trust with the holder of any Notes. The Issuing and Paying Agent shall only be responsible for performance of the duties and obligations imposed on it under this Agreement and the Conditions and shall have no implied duties or obligations.

12.3	No Expense The Issuing and Paying Agent is not under any obligation to take any action under this Agreement which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it.

12.4	Holder to be Treated as Owner Except as ordered by a court of competent jurisdiction or as required by law, and notwithstanding any notice to the contrary, the Issuer, the Guarantor and the Issuing and Paying Agent shall be entitled to treat the bearer or holder of any Note as the absolute owner thereof for all purposes and shall not be required to obtain any proof thereof or as to the identity of the bearer or holder.

12.5	Consultation The Issuing and Paying Agent may consult on any matter with any legal or other professional advisers selected by it, who may be an employee of or adviser to the Issuer or the Guarantor and the Issuing and Paying Agent shall not be liable in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion. The Issuer and the Guarantor (jointly and severally) agree to reimburse the Issuing and Paying Agent for all expenses incurred in connection with such legal or other professional advisers.

12.6	Reliance on Documents The Issuing and Paying Agent shall not be liable in respect of anything done or omitted to be done or suffered by it in reliance on a Note, notice, direction, consent, certificate, affidavit, statement or other document or information from any electronic or other source reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper parties.

12.7	Purchase of Notes The Issuing and Paying Agent and its affiliates, directors, officers, controlling persons and employees, whether or not acting for itself, may become the owners of, or acquire, hold or dispose of any Note or other security (or any interest therein) of the Issuer, the Guarantor or any other person, with the same rights as any other owner or holder of such Notes or other securities, and may enter into or be interested in any contract or transaction with any such person, and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person, in each case with the same rights as it would have had if it was not the Issuing and Paying Agent hereunder and need not account for any profit resulting therefrom; provided, however, that none of the Issuing and Paying Agent and its affiliates, directors, officers, controlling persons, employees (and any person on behalf of which any of the foregoing persons is acting) may acquire, hold or dispose of any Notes (or any interest therein) if such person is a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

12.8	The Issuer and the Guarantor (jointly and severally) will pay all stamp duties and other documentary taxes (including any penalties and interest), if any, to which this Agreement or any Notes may be subject and will indemnify and hold harmless the Issuing and Paying Agent on demand from all liabilities arising from any failure to pay, or delay in paying, such duty or taxes.

12.9	Agent shall not exercise any right of set-off or lien against the Issuer, the Guarantor or any holder of any Note in respect of any moneys payable to or by it under this Agreement.

13.	CHANGES IN AGENT

13.1	Resignation The Issuing and Paying Agent may resign its appointment as the agent of the Issuer and/or the Guarantor hereunder in relation to the Notes by giving at least 30 days’ notice to that effect to the Issuer and the Guarantor.

13.2	Appointment and Termination The Issuer and the Guarantor (acting together) may at any time (and shall where necessary to comply with the provisions of any Notes) appoint substitute or additional agents and/or terminate the appointment of any Agent in relation to the Notes by giving to the Issuing and Paying Agent and that Agent at least 30 days’ notice to that effect and shall forthwith notify the other parties hereto thereof, whereupon the substitute or additional agents shall, as applicable, thereafter have the same rights and obligations as afforded to the Issuing and Paying Agent under this Agreement.

13.3	Automatic Termination The appointment of the Issuing and Paying Agent or any additional Agent appointed pursuant to clause 13.2 shall terminate forthwith if any of the following events or circumstances occur or arise, namely:

(a)	such Agent is adjudged bankrupt or insolvent;

(b)	such Agent files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof;

(c)	a resolution is passed or an order is made for the winding-up or dissolution of such Agent;

(d)	a receiver, administrator or other similar official of such Agent or of all or any substantial part of its property is appointed;

(e)	an order of any court is entered approving any petition filed by or against such Agent under the provisions of any applicable bankruptcy or insolvency law; or

(f)	any public officer takes charge or control of such Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

In these circumstances the Issuer and the Guarantor will appoint a replacement Agent and give notice of this appointment to the holder of any Note as soon as practicable in accordance with the Conditions.

13.4	Condition to Resignation and Termination No resignation or (subject to clause 13.3 (Automatic Termination)) termination of the appointment of the Issuing and Paying Agent shall take effect until a new Issuing and Paying Agent (which shall be any reputable and experienced bank or financial institution ) has been appointed.

13.5	Appointment of Bank or Financial Institution If the Issuing and Paying Agent gives notice of its resignation in accordance with clause 13.1 (Resignation), and a replacement Issuing and

Paying Agent is required and by the tenth day before the expiration of such notice such replacement has not been appointed by the Issuer and the Guarantor, then the Issuing and Paying Agent may, itself, appoint on behalf of the Issuer and the Guarantor as its replacement any reputable and experienced bank or financial institution. Immediately following such appointment, such Agent shall give notice of such appointment to the Issuer and the Guarantor, whereupon the parties hereto and such replacement agent shall thereafter have the same rights and obligations among them as would have been the case had they then entered into an agreement in the form mutatis mutandis of this Agreement.

13.6	Delivery of Documents Upon any resignation or revocation becoming effective under this clause 13 (Changes in Agents), the Issuing and Paying Agent shall:

(i)	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to and bound by the provisions of clause 10 (Indemnity);

(ii)	in the case of the Issuing and Paying Agent, deliver to the Issuer and the Guarantor and to the successor Issuing and Paying Agent a copy, certified as true and up-to-date by an officer of the Issuing and Paying Agent, of the records maintained by it in accordance with clause 7 (Cancellation, Destruction, Records, and Safekeeping); and

(iii)	forthwith (upon payment to it of any amount due to it in accordance with Clause 9 (Fees and Expenses) and clause 10 (Indemnity) transfer all moneys and documents (including any unissued Global Notes and Definitive Notes held by it hereunder) to its successor in that capacity and, upon appropriate notice, provide reasonable assistance to such successor for the discharge by it of its duties and responsibilities hereunder.

13.7	Successor Corporations A corporation into which the Issuing and Paying Agent may be merged or converted or with which it is consolidated that results from a merger, conversion or consolidation to which it is a party or to which it sells all or substantially all of its corporate trust assets shall, to the extent permitted by applicable law, be the successor Issuing and Paying Agent under this Agreement without any further formality. The Issuing and Paying Agent concerned shall forthwith notify such an event to the Issuer and the Guarantor.

13.8	Change of Office If the Issuing and Paying Agent decides to change its specified office in a city it shall promptly give notice to the Issuer and the Guarantor (with a copy to other Agents if applicable) of the address of the new specified office stating the date on which such change takes effect.

13.9	Benefit to Predecessor Upon the resignation or removal of the Issuing and Paying Agent becoming effective, clause 10 (Indemnity) and clause 12 (Terms of Appointment) shall continue to benefit the predecessor Issuing and Paying Agent for any action taken or not taken by it while it was the Issuing and Paying Agent under this Agreement.

13.10	Notices The Issuer or the Guarantor shall give holders of Notes at least 30 days’ notice of any proposed appointment, termination, resignation or change under clause 13.1 (Resignation)

through clause 13.5 (Appointment of Bank or Financial Institution) and clause 13.8 (Change of Office) of which it is aware and, as soon as practicable, notice of any succession under clause 13.7 (Successor Corporations) of which it is aware. The Issuer or the Guarantor shall give holders of Notes as soon as practicable, notice of any termination under clause 13.3 (Automatic Termination) of which it is aware.

13.11	Publication The Issuing and Paying Agent will, at the direction and expense of the Issuer and the Guarantor (jointly and severally) arrange for publication of all notices to the holder of any Note on behalf of the Issuer or the Guarantor. The Issuer or the Guarantor will provide the Issuing and Paying Agent with details of any such notices at least 5 business days prior to the latest date on which the Issuer or Guarantor is to give notice to the holder of any Note in accordance with the Conditions, or as otherwise may be agreed between the Issuer, the Guarantor and the Issuing and Paying Agent.

14.	MODIFICATION

This Agreement may only be amended by the parties hereto for the time being in writing.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on different counterparts each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same agreement.

16.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

17.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.	GOVERNING LAW, SUBMISSION TO JURISDICTION AND AGENT FOR SERVICE OF PROCESS

18.1	Governing Law This Agreement is governed by, and shall be construed in accordance with, English law.

18.2	Submission to Jurisdiction In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), the Issuer and the Guarantor irrevocably submits to the jurisdiction of the High Court of Justice in England and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the Issuing and Paying Agent and shall not affect the right of the Issuing and Paying Agent to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Issuing and Paying Agent from taking Proceedings in any other jurisdiction (whether concurrently or not).

18.3	Agent for Service of Process The Issuer and the Guarantor agree that process in connection with Proceedings in the courts of England will be validly served on it if served upon, Veeder-Root Finance Company at Hydrex House Garden Road Richmond, Surrey TW9 4NR United Kingdom, Attention Keith Ward, Manager, Corporate Finance or Phil Whitehead, Vice President as its agent to accept service of process in any proceedings. If for any reason such agent shall cease to be such agent for service of process or ceases to maintain an office in Surrey, the Issuer, failing whom the Guarantor, shall forthwith appoint a substitute agent for service of process in England and deliver to the Issuing and Paying Agent a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

19.	NOTICES

19.1	Method Each communication under this Agreement shall be made in the English language or shall be accompanied by a certified English translation and shall be made by fax, letter, or GPR. Each communication or document to be delivered by fax or by letter to any party under this Agreement shall be sent to that party at the fax number or address, and marked for the attention of the person (if any), from time to time designated by that party to the Issuing and Paying Agent (or, in the case of the Issuing and Paying Agent, by it to each other party) for the purpose of this Agreement. The initial telephone number, fax number, address and person so designated by the parties to this Agreement are set out on the signatory page hereto.

19.2	Deemed Receipt Any communication from any party to any other party under this Agreement shall be effective (if by fax), when good receipt is confirmed by the recipient following enquiry by the sender and (if by letter) when delivered, except that a communication received outside normal business hours shall be deemed to be received on the next business day in the city in which the recipient is located.

This Agreement has been entered into on the date stated at the beginning.

SIGNATORIES

The Issuer

DANAHER EUROPEAN FINANCE S.A.		DANAHER EUROPEAN FINANCE S.A.

By:	/s/ Frank T. McFaden	By:	/s/ James H. Ditkoff
Name:	Frank T. McFaden	Name:	James H. Ditkoff
Title:	Vice President and Treasurer	Title:	Director

Address:	23,avenue Monterey
L-2086 Luxembourg
Luxembourg

Telephone:	+352 46 61 11 37 53
Fax:	+352 46 61 11 37 10
Contact:	Director

With a copy to:
Address:	2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006
Telephone:	(202) 828 0850
Fax:	(202) 828 0860
Attention:	Vice President and Treasurer

The Guarantor

DANAHER CORPORATION		DANAHER CORPORATION

By:	/s/ Frank T. McFaden	By:	/s/ Daniel L. Comas
Name:	Frank T. McFaden	Name:	Daniel L. Comas
Title:	Vice President and Treasurer	Title:	Executive Vice President and Chief Financial Officer

Address:	2099 Pennsylvania Avenue, N.W.
12th Floor
Washington, D.C. 20006
Telephone:	(202) 828 0850
Fax:	(202) 828 0860
Electronic Mail:	frank.mcfaden@danaher.com
Attention:	Vice President and Treasurer

The Issuing and Paying Agent

DEUTSCHE BANK AG, LONDON BRANCH		DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ C. Ranestrow	By:	/s/ Sally Gilding
Name:	C. Ranestrow	Name:	Sally Gilding
Title:	Vice President	Title:	Managing Director

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB
Fax:	+44 20 7547 5782
Attention:	Trust & Securities Services